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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              ____________________


                                QUIKSILVER, INC.
               (Exact Name of Registrant as Specified in Charter)


                                                           33-0199426
Delaware                                                   ----------
(State or Other Jurisdiction of Incorporation)            (IRS Employer
                                                        Identification No.)


1740 Monrovia Avenue, Costa Mesa, CA                          92627
(Address of Principal Executive Offices)                   (Zip Code)

     If this form relates to the                If this form relates to the
     registration of a class of                 registration of a class of
     securities pursuant to Section             securities pursuant to Section
     12(b) of the Exchange Act                  12(g) of the Exchange Act
     and is effective pursuant to               and is effective pursuant to
     General Instruction A.(c),                 General Instruction A.(d),
     please check the following                 please check the following
     box.  [X]                                  box.  [_]


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class           Name of each exchange on which
        To be so registered           each class is to be registered
        -------------------           ------------------------------

     Common Stock, $.01 Par Value     New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None


-------------------------------------------------------------------------------
                                (Title of Class)
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Item 1.   Description of Registrant's Securities to be Registered
-------   -------------------------------------------------------

          Common Stock, $.01 Par Value
          ----------------------------

          The Company is authorized to issue 30,000,000 shares of Common Stock, $.01 par value per share; and 5,000,000 shares of Preferred Stock, $.01 par value per share. At April 30, 1998, there were 14,056,804 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

          Holders of Common Stock are entitled to one vote for each share held of record for the election of directors and on all other matters to be voted upon by the stockholders. Except as otherwise provided by law, the holders of shares of Common Stock vote as one class. Holders of Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available for the payment of dividends, but only after payment of dividends required to be paid, if any, on outstanding shares of Preferred Stock having preference over the Common Stock as to dividends. Subject to the preferences applicable to any shares of Preferred Stock outstanding at the time, upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments, or rights of redemption, by the Company. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

          The Company's Board of Directors may, without further vote or action by the stockholders, issue one or more series of Preferred Stock (up to an aggregate of 5,000,000 shares), fix the dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and other terms of any wholly unissued series of Preferred Stock and determine the designation of and (subject to the aggregate limit of 5,000,000 shares) the number of shares constituting the unissued series. Preferred Stock has been used by some corporations as an "anti-takeover" device. The issuance of Preferred Stock might have an adverse effect upon the rights of holders of Common Stock. No Preferred Stock of the Company is currently outstanding nor has the Company's Board of Directors fixed the terms of any series of Preferred Stock to be issued in the future.

Item 2.   Exhibits
-------   --------

          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

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                                   SIGNATURES
                                   ----------


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 12, 1998          (Registrant)


                              By:  /s/ STEVEN L. BRINK
                                   -----------------------------------------
                                   Steven L. Brink, Chief Financial Officer,
                                   Secretary and Treasurer

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